Exhibit 99.B(j)(2)

Consent of Independent Registered Public Accounting Firm

The Board of Directors

ING Variable Portfolios, Inc.

We consent to the use of our report dated February 29, 2008, incorporated herein by reference to the ING VP Small Company Portfolio and ING BlackRock Global Science and Technology Portfolio (formerly, ING VP Global Science and Technology Portfolio), each a series of ING Variable Portfolios, Inc. and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts
December 15, 2008